SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-A/A
AMENDMENT NO. 10 TO REGISTRATION STATEMENT ON
FORM 8-A (FILE No. 0-25566)
ASML Holding N.V.
(Exact name of Registrant as specified in its Charter)

The Netherlands (State of Incorporation or Organization)	None (I.R.S. Employer Identification No.)
De Run 6501, 5504 DR Veldhoven, The Netherlands
(Address of principal executive office)

If this form relates to the registration of a class of securities pursuant to Section 12 (b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12 (g) of the Exchange Act and is effective pursuant to General Instruction A. (d), please check the following box. ☐
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Ordinary Shares, nominal value Euro 0.02 per share (Title of Class)	Nasdaq Global Select Market Euronext Amsterdam N.V.
Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 1. Description of Registrant’s Securities to be Registered
The securities to be registered hereby are the ordinary shares, nominal value Euro 0.02 per share (the “Ordinary Shares”), of ASML Holding N.V. (the “Company”). On March 28, 2007, the Supervisory Board and the General Meeting of Shareholders of the Company approved amendments to the Company’s articles of association, primarily to take advantage of Dutch legislation which came into force on January 1, 2007, permitting the use of electronic communication to facilitate the participation of shareholders at shareholders’ meetings.
The amendments allow the Board of Management, subject to resolution of any legal and technical issues related to such usage, to permit the use of electronic communication, in connection with (i) requests by shareholders to include items on the agenda of a general meeting (ii) the convening of a general meeting; (iii) shareholder voting during the period prior to a shareholders’ meeting; and (iv) the ability of shareholders to attend a shareholders’ meeting “electronically” (i.e., by means of a webcast).
The amendments also make clear under what circumstances a second shareholders’ meeting may be called if an absolute majority of the votes cast at the general meeting of shareholders overrules the nomination of a candidate to the Supervisory Board but such majority does not represent at least one-third of the outstanding share capital, a new meeting can be convened in which meeting the nomination can be overruled by an absolute majority of the votes cast.
The amendments also make clear that the agenda for the general meeting of shareholders shall include such items as one or more shareholders and others entitled to attend the meetings, representing at least one-hundredth of the issued share capital, or representing a value of at least EUR 50 million, have requested the Board of Management to include in the agenda at least sixty days before the day of the meeting rather than at least sixty days before the “convocation”.
The shareholders approved these amendments to the articles of association on March 28, 2007. These amendments became effective on April 12, 2007. An unofficial English translation of the Amended and Restated Articles of Association, dated April 19, 2007, is set forth in Exhibit 1.1 hereto.
Item 2. Exhibits

1.1	Unofficial English Translation of the Amended and Restated Articles of Association, dated April 19, 2007.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

ASML Holding N.V.
(Registrant)

Date: May 11, 2007	By:	/s/ Peter T.F.M. Wennink
Peter T.F.M. Wennink
Executive Vice President
Chief Financial Officer

Exhibit Index

Exhibit	Description

1.1	Unofficial English Translation of the Amended Articles of Association and Restated Articles of Association, dated April 19, 2007

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